SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

Oshkosh Corporation
(Name of Registrant as Specified In Its Charter)

Icahn Vehicles Sub LLC
Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II L.P.
Icahn Partners Master Fund III L.P.
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Icahn Onshore LP
Icahn Offshore LP
Icahn Capital L.P.
IPH GP LLC
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Beckton Corp.
William Lasky
Carl C. Icahn
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, WILLIAM LASKY, ICAHN VEHICLES SUB LLC, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF OSHKOSH CORPORATION FOR USE AT ITS 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION.  WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF OSHKOSH CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  INFORMATION RELATING TO THE PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D FILED BY MR. ICAHN AND CERTAIN OF HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2011, AS AMENDED.

CARL ICAHN ISSUES OPEN LETTER TO SHAREHOLDERS OF OSHKOSH CORPORATION

New York, New York, October 22, 2012, Carl Icahn today issued the following open letter to shareholders of Oshkosh Corporation:

Dear Fellow Oshkosh Shareholders,

I am a long time shareholder of Oshkosh Corporation (“OSK”).  To my dismay I have watched this company continue to overpromise and under deliver.  I have completely lost confidence in the management team led by Charlie Szews.  The day that Mr. Szews was appointed President and Chief Operating Officer of OSK five years ago, OSK stock traded at $61.95 per share. In the 12 months prior to our August 13D update regarding a spin-off of JLG, and our subsequent tender for the shares at $32.50, OSK stock traded at an average of $21.15 per year. The decline in share price over this five year period represents the clearest indication to us that the management of OSK has failed, and that the company will not succeed without a new management team and a drastically different strategy. As the largest shareholder of OSK, we are unwilling to put our trust in the existing board and Mr. Szews to turn this company around.

We are now offering a clear choice that we view as a win-win for shareholders. Shareholders can win by selling their shares to us in our tender for $32.50.  Or, shareholders can win by voting for our slate of directors in our proxy fight to replace the existing board, and implementing a shareholder friendly business strategy – the cornerstone of which is the spinoff of JLG.

We will be releasing our full slate of director nominees before this week’s deadline. At this time we are announcing that William Lasky, the former Chairman and CEO of JLG, will be joining our slate of nominees and assisting us in developing an independent strategy to maximize the value of JLG. Mr. Lasky was President and then CEO of JLG from 1999 until the company was sold to OSK in 2006. During this time revenue grew from $720 million to over $3 Billion.  Mr. Lasky stated, “I believe that JLG presents an exciting opportunity for shareholders over the next several years. A dedicated and focused management team will be better able to take advantage of global growth opportunities and mitigate risks related to customer concentration and weak economies in the U.S. and Europe.”

Mr. Szews has been telling shareholders for years that better times are right around the corner and that he has the right people in place to succeed. Yet every year the recovery for OSK is one more year away. The “right people” have left or been moved around and newer “right people” have taken their place. We believe that our tender offer and proxy fight provide the opportunity for a victory for shareholders now in the form of two choices: (i) $32.50 in cash or (ii) ownership in both JLG as a separate public company, and in the remaining OSK, the assets of which will be under a new board focused on increasing shareholder value.

Very truly yours,

/s/Carl C. Icahn

Contact: Susan Gordon (212) 702-4309